Exhibit (d)(8)

AMENDMENT NO. 1 TO
BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of July 16, 2020, is by and between Thermo Fisher Scientific Inc., a Delaware corporation (“Buyer”), and QIAGEN N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands with its corporate seat in Venlo, The Netherlands, Trade Register number 12036979 (the “Company”).

W I T N E S S E T H:

WHEREAS, Buyer and the Company are parties to that certain Business Combination Agreement, dated as of March 3, 2020 (the “Combination Agreement”);

WHEREAS, clause 26 of the Combination Agreement provides that any amendment to the Combination Agreement is valid only if made in writing and signed by each of Buyer and the Company;

WHEREAS, Buyer and the Company desire to amend the Combination Agreement pursuant to clause 26 thereof as set forth herein;

WHEREAS, after due consideration, each of the managing board of the Company (the “Managing Board”) and the supervisory board of the Company (the “Supervisory Board”, and together with the Managing Board, the “Company Boards”), have each unanimously determined that this Amendment, the accordingly amended Offer, the other Transactions and the related actions as contemplated by the Combination Agreement, as amended by this Amendment, are in the best interests of the Company and its stakeholders (including its shareholders), have approved the execution, delivery and performance of this Amendment and the consummation of the Transactions, and unanimously recommend, in accordance with the Combination Agreement, that QIAGEN Shareholders accept the Offer and tender their QIAGEN Shares in the Offer; and

WHEREAS, after due consideration, the board of directors of Buyer have unanimously determined that this Amendment, the accordingly amended Offer, the other Transactions and the related actions as contemplated by the Combination Agreement, as amended by this Amendment, are in the best interests of the Buyer, and have approved the execution, delivery and performance of this Amendment and the consummation of the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and the Company hereby agree as follows:

SECTION 1.	Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Combination Agreement.

SECTION 2.	Amendments to the Combination Agreement. The Combination Agreement is hereby amended as follows:

(a)	Clause 2.2.1 of the Combination Agreement is hereby amended and restated in its entirety to read as follows:

The consideration offered for the Company Shares in the Offer will be a cash consideration in the amount of
EUR 43.00 per Company Share, without interest (the “Offer Consideration”), subject to any increases made either voluntarily or as required in accordance with the provisions of the German Takeover Act (including any claims under Section 31 (3) through (6) German Takeover Act) and the Exchange Act.

(b)	Clause 4.1.1(a) of the Combination Agreement is hereby amended to amend and restate only the definition of “Acceptance Threshold” set forth therein to read as follows:

“Acceptance Threshold” means 66.67% of the Company’s issued and outstanding ordinary share capital (geplaatst en uitstaand gewoon kapitaal), excluding for the avoidance of doubt any Treasury Shares which shall be not tendered into the Offer, as of the End of the Acceptance Period;

(c)	Clause 12.1.1 of the Combination Agreement is hereby amended to delete the word “and” at the end of clause (a); to delete the period and in place thereof add “; and” at the end of clause (b); and add a new clause (c) at the end thereof, to read as follows:

(c)	consult and cooperate on the communications procedures described in Schedule 1(A) hereto.

(d)	Clause 20 of the Combination Agreement is hereby amended and restated in its entirety to read as follows:

Notwithstanding anything to the contrary herein, if (i) either Party terminates the Agreement pursuant to clause 16.1(b), (ii) the Termination Payment is not otherwise payable to the Buyer pursuant to clause 17.1.1 and (iii) the Offer Condition set forth in clause 4.1.1(a) (Acceptance Threshold) is not satisfied by the End of the Acceptance Period, the Company shall pay to the Buyer, by wire transfer of immediately available funds within five (5) calendar days following any such termination, a payment of $95,000,000 in cash, exclusive of VAT (if any), in respect of the expenses incurred by the Buyer and its Affiliates in connection with this Agreement, the Transactions and the other transactions contemplated hereby (the “Expense Reimbursement Payment”).

Clause 17.1.2 shall apply mutatis mutandis to the Expense Reimbursement Payment, it being understood that for these purposes any reference to the “termination payment” shall be interpreted as a reference to the Expense Reimbursement Payment and any reference to “clause 17.1” shall be interpreted as a reference to clause 20.

Subject to the foregoing and except where this Agreement provides otherwise, each Party shall pay its own costs relating to the negotiation, preparation, execution and performance of this Agreement and any documents executed pursuant thereto.

(e)	Schedule 1 is hereby amended by adding to the end thereof a new Schedule 1(A), as set forth in Schedule A attached hereto.

(f)	The definition of “Intervening Event” set forth in Schedule 1 to the Combination Agreement is hereby amended by (i) deleting each reference to “the date of this Agreement” therein and replacing each such reference with “July 16, 2020” and (ii) adding “or (3) any effects arising out of the COVID-19 pandemic, or any matter relating thereto or consequence thereof, including on the business or prospects of the Company,” to the proviso in such definition before the words “constitute an Intervening Event”.

SECTION 3.         The Buyer will cause the Offeror to publish, without undue delay, an amendment to the Offer in accordance with sections 21 and 14 of the German Takeover Act, which will include the amendments set forth in Section 2(a) and Section 2(b) of this Amendment, and shall promptly thereafter file a corresponding amendment to the Schedule TO with the SEC. The Company will publish, without undue delay, a Supplemental Reasoned Position Statement and file a corresponding amendment to the Schedule 14D-9/A with the SEC which will reflect the terms of this Amendment and comply in all respects with the obligations set forth herein and in the Combination Agreement.

SECTION 4.         It is acknowledged that the Company initiated the procedure set forth in clause 3.4(a) of the Combination Agreement by notice of July 9, 2020 (the “9 July Notice”) and the Parties subsequently engaged in good faith discussions which resulted in this Amendment. In connection with this Amendment, consistent with their fiduciary duties under the Laws of the Netherlands, the Company Boards have determined not to make an Adverse Recommendation Change, and have unanimously reaffirmed the Company Recommendation and will comply with their obligations under Sections 3.1 and 3.2 of the Combination Agreement with respect to the Supplemental Reasoned Position Statement and amendment to the Schedule 14D-9/A to be issued by the Company following this Amendment. Subject to compliance with the foregoing, the Buyer and the Company acknowledge and agree that no Adverse Recommendation Change has been made by the Company Boards as of the date hereof, and accordingly the Buyer is not entitled to terminate the Combination Agreement as a result of the 9 July Notice, and the Offer Condition in Clause 4.1.1(c) of the Combination Agreement remains capable of being satisfied.

SECTION 5.          Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Combination Agreement not expressly amended or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Combination Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

SECTION 6.        References to the Combination Agreement. After giving effect to this Amendment on the date hereof, each reference in the Combination Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Combination Agreement shall refer to the Combination Agreement as amended by this Amendment, provided that, except as set forth in Section 2 herein, references in the Combination Agreement to “as of the date hereof” or “as of the date of this Agreement” or words of like import shall continue to refer to March 3, 2020.

SECTION 7.          Entire Agreement and Amendment. This Amendment, together with the Combination Agreement (including the Schedules thereto and the Company Disclosure Letter) and the Confidentiality Agreement, constitutes the entire agreement between and understanding of the Parties in respect of the Offer and the other Transactions and any preceding or concurrent oral or written agreements or arrangements between the Parties in relation thereto are hereby superseded provided, for the avoidance of doubt, that any agreements between the Parties in relation to the merger-clearance and foreign-direct-investment-clearance process shall remain valid and in full force. A variation, supplement or any amendment to this Amendment Agreement is valid only if it is in writing and signed by each of the Parties.

SECTION 8.         Miscellaneous Provisions. Clauses 18, 19, 21 through 25 and 27 through 29 of the Combination Agreement shall apply to this Amendment mutatis mutandis and, for the avoidance of doubt, to the Combination Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

THERMO FISHER SCIENTIFIC INC.

By:	/s/ Michael A. Boxer
	Name:	Michael A. Boxer
	Title:	Senior Vice President and General Counsel

[Signature Page to Amendment No. 1 to Business Combination Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

QIAGEN N.V.

By:	/s/ Roland Sackers
	Name:	Roland Sackers
	Title:	Chief Financial Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]